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                                                               EXHIBIT NO. 23.2

                      INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-13663 of Hyperion Telecommunications, Inc. of our report dated June 28, 1996 (October 3, 1996 as to Notes 4 and 5, the sixth paragraph of Note 6 and the last paragraph of Note 7) (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

October 30, 1996